Exhibit 10.8

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 30, 2004 (the “Effective Date”), between AMERICAN CAPITAL ACCESS SERVICE CORPORATION, a Delaware corporation (“Service”), ACA CAPITAL HOLDINGS, INC., a Delaware corporation (“Holdings”), ACA FINANCIAL GUARANTY CORPORATION, a Maryland corporation (“Financial,” and, together with Holdings and Service, the “Company”) and EDWARD U. GILPIN (the “Executive”).

Pursuant to that certain Management Service Agreement, dated September 24, 1997, Service provides a broad range of administrative and business services to Financial. Financial is in the business of providing financial guaranty insurance and specialized surety products.

The Company and the Executive are parties to that certain Employment Agreement, dated as of March 1, 2004 (the “Former Employment Agreement”).

Service desires to employ the Executive and Financial and Holdings desire to lease from Service the Executive’s services as an officer and employee, and the Executive desires to accept such employment.

Accordingly, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Executive agree as follows:

1.             Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person specified. Unless the context otherwise requires, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b)           “Base Salary” means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.

(c)           “Board” means the Board of Directors of Holdings, as constituted from time to time.

(d)           “Cause” means the Executive:

(i)            is convicted of, or pleads nolo contendere (or similar plea) to, a felony or a crime involving moral turpitude;

(ii)           performs an action or fails to take an action that, in the reasonable judgment of a majority of the members of the Board, constitutes willful dishonesty, larceny,

fraud or gross negligence by the Executive in the performance of the Executive’s duties to the Company, or makes a knowing or reckless misrepresentation (including by omission of any material adverse information) to shareholders, directors or officers of the Company, which in the case of gross negligence only, is material and adverse to the Company or its business or its reputation;

(iii)          engages in independently verified (determined by a qualified medical or mental health professional), continuing and unremedied for a period of at least six (6) months, substance abuse involving drugs or alcohol;

(iv)          willfully and repeatedly fails, after thirty (30) business days notice, to materially follow the material written policies of the Company or lawful instructions of the Board; or

(v)           materially breaches this Agreement or any written policy, rule or regulation adopted by the Company or any of its Subsidiaries relating to compliance with securities laws or other laws, rules or regulations and such breach is not cured by the Executive or waived in writing by the Company within thirty (30) days after written notice of such breach to the Executive.

No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, without good faith and without reasonable belief that the action or omission was in the best interest of the Company.

(e)           “Change of Control” means the occurrence of any of the following events after the Effective Date:

(i)            any Person (other than any Person that is a stockholder of Holdings as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of Holdings, or a corporation owned directly or indirectly by the stockholders of Holdings in substantially the same proportions as their ownerships of stock of Holdings) becomes the beneficial owner, directly or indirectly, of securities of Holdings representing more than fifty percent (50%) of the combined voting power of Holdings’ then outstanding voting securities; or

(ii)           during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director, whose election by Holdings’ stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(iii)          any Person (other than any Person that is a stockholder of Holdings as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of Holdings, or a corporation owned directly or indirectly by the stockholders of Holdings in substantially the same proportions as their ownerships of stock of Holdings) is or becomes able to elect a majority of the members of the Board; or

(iv)          a closing or completion, as applicable, of (i) the sale or disposition of all or substantially all of Holdings’ assets or (ii) a merger, consolidation, or reorganization of Holdings with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Holdings (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change of Control” be deemed to have occurred, with respect to the Executive, if Executive is part of a purchasing group that consummates the Change of Control transaction. Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing Person (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of an equity interest in the purchasing company or group that is otherwise not significant, as determined prior to the Change of Control by a majority of the non-employee continuing directors of Holdings).

(f)            “Claim” means any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

(g)           “Common Stock” means Common Stock, par value $0.10 per share, of Holdings.

(h)           “Constructive Termination” means a termination by the Executive of his employment with the Company on written notice given to the Company within thirty (30) days following the date on which he learns of the occurrence, without his prior written consent, of any of the following events, if the Company shall have failed to cure such event within thirty (30) days following receipt of written notice from the Executive of a request to cure such event:

(i)            a reduction in his then current Base Salary or in his current bonus level pursuant to the Company’s bonus plan;

(ii)           a material breach of the Company’s obligations under this Agreement;

(iii)          the termination of, or a reduction in, any material employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction applying to all executive officers of the Company which has been approved by the Board or the Compensation Committee thereof (the “Compensation Committee”));

(iv)          a material change in the Executive’s positions, titles or responsibilities with the Company (other than as a result of a promotion) as set forth in Section 3 of this Agreement, or any action by the Company which results in a material diminution in the authority of Executive, excluding for this purpose, changes to the individuals, groups, positions, or divisions which report to the Executive or, if applicable, the Executive’s removal as a member of the Board or as a member of any board of directors of any Subsidiary of the Company. For the avoidance of doubt, a change in the Person to whom the Executive reports shall not be deemed a Constructive Termination hereunder;

(v)           the relocation of the Executive’s principal office to a location outside of Manhattan, New York without his consent;

(vi)          the failure of the Company to obtain the assumption in writing of its obligation to fully perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale, or similar transaction; or

(vii)         a material breach by the Company of any or all of the representations made by the Company in Section 12(a).

(i)            “Disability” means the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of 90 consecutive days or any 180 days out of 365 consecutive days as determined by an approved medical doctor. For this purpose, an “approved medical doctor” means a medical doctor mutually selected by the Executive and the Company. If the Executive and the Company cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(j)            “Parties” means the Company and the Executive.

(k)           “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, association, joint stock company, unincorporated organization or governmental entity or any department, agency or political subdivision thereof or other person or entity.

(1)           “Proceeding” means any threatened or actual action, suit, or proceeding, at law or in equity, whether civil, criminal, administrative, investigative, appellate, or other.

(m)          “Pro-Rata Annual Incentive Award” means an amount equal to the product obtained by multiplying (i) the Executive’s target annual incentive award set forth in Section 5 for the year during which his employment hereunder terminates (with such award deemed to be no less than the greater of (x) the target annual incentive award for such year pursuant to Section 5 or (y) the actual annual incentive award of the Executive in the prior year of employment hereunder) times (ii) a fraction, the numerator of which is the number of days on which the Executive was employed by the Company during such year and the denominator of which is 365.

(n)           “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

(o)           “Termination Date” means the date on which the Executive’s employment hereunder terminates for any reason.

(p)           “Voting Stock” means issued and outstanding capital stock or other securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, in the case of a corporation, the directors of such corporation and, in the case of any other entity, the corresponding governing Person(s).

2.             Term of Employment.   The Company agrees to employ the Executive under this Agreement, and the Executive accepts such employment, for the Term of Employment. The Term of Employment shall commence on the Effective Date and shall end on the third anniversary thereof. On the third anniversary of the Effective Date, and on every successive one year anniversary thereafter, the Term of Employment shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the Parties for additional one-year periods, unless either Party gives the other Party written notice of the election not to renew the Term of Employment at least 60 days’ prior to any such renewal date, whereupon the Executive’s employment shall terminate on the anniversary date under the terms of this Agreement. For the avoidance of doubt, in no event shall such non-renewal by the Company of the Term of Employment be deemed a termination by the Company of the Executive’s employment hereunder. Notwithstanding the foregoing, the Term of Employment may be earlier terminated in accordance with the provisions set forth in Section 8.

3.             Positions, Duties, and Responsibilities.

(a)           During the Term of Employment, the Executive shall be employed as the Chief Financial Officer and Executive Vice President of each of Holdings, Service, and Financial, and shall perform such normal duties, responsibilities, functions and authority and exercise such powers as are incident to such offices. The Executive, in carrying out his executive duties under this Agreement, shall report to the Chief Executive Officer of such companies and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects.

(b)           Notwithstanding anything herein to the contrary, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations (provided that in each such case the Executive shall give the Board at least 10 business days’ advance written notice of the Executive’s intention to serve on any such board and, if the Board reasonably objects thereto, the Executive agrees not to serve on such board), (ii) engaging in charitable activities and community affairs, including political activities, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Chief Financial Officer and Executive Vice President of each of Holdings, Service, and Financial.

4.             Base Salary.   Commencing as of the Effective Date, the Executive shall be paid an annualized Base Salary of $400,000 per annum, or such higher rate as the Compensation Committee may determine from time to time (as adjusted from time to time, the “Base Salary”). The Base Salary shall be payable at intervals in accordance with the regular payroll practices of the Company applicable to senior executives but no less frequently than monthly. The Base Salary shall be reviewed no less frequently than annually during the Term of Employment for increases. Without the Executive’s written consent, the Base Salary shall not be decreased at any time, or for any purpose, during the Term of Employment (including, without limitation, for the purpose of determining benefits due under Section 9).

5.             Annual Incentive Awards.    The Executive shall be eligible for an annual incentive bonus award from the Company in respect of each fiscal year ending during the Term of Employment. The Executive’s target annual incentive bonus amount for each such year shall be an amount equal to one hundred percent (100%) of his annualized Base Salary for such year, and his actual bonus amount for each such year shall be determined based on criteria determined by the Chief Executive Officer of the Company and approved by the Compensation Committee in its sole discretion, and communicated to the Executive no later than 30 days after the beginning of the fiscal year; provided, however, that the Executive’s minimum annual incentive bonus award for fiscal year 2004 shall be no less than $400,000. The Executive shall receive his annual incentive award payment in respect of any fiscal year no later than the 60th day following the end of the preceding fiscal year.

6.             Other Benefits.

(a)           Employee Benefits. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to its employees, including, without limitation or guarantee, profit-sharing, savings (qualified and non-qualified) and other defined contribution retirement plans or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plans or programs that may be made available by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded; provided, however, that nothing in this Agreement shall be construed to require the Company to establish, maintain or retain any such plans, programs, or arrangements, except for family medical, dental, and hospitalization insurance providing coverage, at no cost to the Executive, which shall be required benefit plans for the Executive.

(b)           Perquisites.   During the Term of Employment, the Executive shall be entitled to participate in all fringe benefits and perquisites made generally available to senior executives of the Company, in each case, at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company; provided that the Company shall provide the Executive with an expense account in an amount not to exceed $10,000 per annum which shall be used by the Executive for certain executive benefits and the promotion the business of the Company and its Subsidiaries. The Executive shall also receive such additional fringe benefits and perquisites as the Compensation Committee may, in its discretion, from time to time provide.

(c)           Vacation.   During the Term of Employment, the Executive shall be entitled to vacation in accordance with the Company’s vacation policies in effect from time to time.

(d)           Existing Indebtedness.   On each of the first three anniversaries of the Effective Date during the initial Term of Employment hereunder, and only for so long as the Executive shall continue to be employed by the Company hereunder on such dates, the Company shall release, cancel, forgive and forever discharge an amount equal to one third (1/3) of the outstanding principal amount (and any accrued but unpaid interest thereon) under that certain Promissory Note, dated April 18, 2001, made by the Executive in favor of the Company in the original principal amount of $500,000. In the event that the Executive’s employment hereunder is terminated by the Company, other than due to Disability in accordance with Section 8(b) or for Cause in accordance with Section 8(c)(i), or in the event of the Executive’s termination of his employment as a result of a Constructive Termination, the Company shall release, cancel, forgive and forever discharge the entire outstanding principal amount of such Promissory Note as of the date of such termination.

7.             Reimbursement of Business and Other Expenses.

(a)           The Executive shall be authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and the Company shall promptly reimburse him for all such expenses, subject to his satisfaction of Company requirements with respect to reporting and documentation of such expenses.

(b)           All amounts payable to the Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

8.             Termination of Employment.

(a)           Termination Due to Death.    In the event that the Executive’s employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to the following:

(i)            payment of the Base Salary through the date of his death and for an additional 90 days thereafter;

(ii)           a Pro-Rata Annual Incentive Award for the year in which his death occurs, payable in a lump sum promptly after the date of his death in due course with such payments made to other executives of the Company following the end of the Company’s fiscal year;

(iii)          a lump-sum payment promptly after his death in respect of all accrued but unused vacation days at his Base Salary rate in effect on the Termination Date, payment of any other amounts earned, accrued and owing to the Executive but not yet paid and receipt of other vested benefits in accordance with applicable plans and programs of the Company (the “Standard Benefit”); and

(iv)         payment of COBRA premiums for the entire period of eligibility for the Executive’s eligible dependents and continued participation for one year for each of the Executive’s dependents in all other employee welfare benefit plans, programs, and arrangements in which such dependent was participating as of the date of the Executive’s death, on terms and conditions no less favorable than those applying on such date.

(b)           Termination Due to Disability.     In the event that the Executive’s employment hereunder is terminated due to Disability, he shall be entitled to the following:

(i)            continuation of Base Salary until commencement of long-term disability payments;

(ii)           a Pro-Rata Annual Incentive Award for the year in which his employment terminates, payable in a lump sum in due course with such payments made to other executives of the Company following the end of the Company’s fiscal year;

(iii)          the Standard Benefit; and

(iv)          payment of COBRA premiums for the entire period of eligibility for the Executive and eligible dependents and participation for one year for the Executive and each of his dependents in all Company life insurance coverage and in all other Company employee welfare benefit plans, programs, and arrangements.

No termination of the Executive’s employment for Disability shall be effective unless the Company first gives 15 days’ written notice of such termination to the Executive.

(c)           Termination by the Company for Cause.

(i)            No termination of the Executive’s employment hereunder by the Company for Cause shall be effective unless the provisions of this Section 8(c)(i) shall have been fully complied with. Prior to any termination by the Company for Cause, the Executive shall be given written notice by the Board of the intention to terminate him, such notice (A) to state in reasonable detail the circumstances that constitute the grounds on which the proposed termination for Cause is based and (B) to be given no later than 180 days after the Board first learns of such circumstances. The Executive shall have 15 days after receiving such notice in which to cure such grounds, to the extent such cure is possible.

(ii)           In the event that the Executive’s employment hereunder is terminated by the Company for Cause in accordance with Section 8(c)(i), he shall be entitled to the following:

(A)          payment of the Base Salary through the Termination Date; and

(B)           the Standard Benefit.

(d)           Termination Without Cause; Constructive Termination of the Executive. In the event that the Executive’s employment hereunder is terminated by the Company, other than due to Disability in accordance with Section 8(b) or for Cause in accordance with Section 8(c)(i), or in the event of the Executive’s termination of his employment as a result of a Constructive Termination, the Executive shall be entitled to:

(i)            payment of the Base Salary through the Termination Date;

(ii)           the Standard Benefit; and

(iii)          upon execution and delivery of the General Release substantially in the form and substance as set forth in Exhibit A attached hereto (the “General Release”) and such General Release having become effective:

(1)           a Pro-Rata Annual Incentive Award for the year in which the Executive was terminated, payable in a lump sum promptly following the Termination Date;

(2)           payment of severance in an amount equal to the greater of (A) one year of the Executive’s annual Base Salary as of the Termination Date and (B) the Base Salary (as in effect as of the Termination Date) payable to the Executive hereunder through the third anniversary of the Effective Date, which severance payment shall be payable on a “salary continuation basis” in regular installments in accordance with the general payroll practices of the Company (in effect from time to time) or, at the Company’s option, in one lump sum payment; and

(3)           payment of COBRA premiums for the entire period of eligibility for the Executive and eligible dependents and continued participation for the Executive and each of his dependents in all Company life insurance coverage and all other Company welfare benefit plans, programs, and arrangements until the earlier of (x) one year from the Termination Date or (y) the date the Executive receives equivalent coverage and benefits from a subsequent employer.

(e)           Voluntary Termination.   In the event that the Executive terminates his employment with the Company on his own initiative, other than by death, for Disability or by a Constructive Termination, he shall have the same entitlements hereunder as provided in Section 8(c)(ii) in the case of a termination by the Company for Cause. A voluntary termination under this Section 8(e) shall be effective upon written notice to the Company and shall not be deemed a breach of this Agreement.

(f)            Benefit Plans. In the event that the Executive, or any of his dependents, is precluded from continuing full participation in any employee benefit plan, program, or arrangement as provided in Sections 8(a)(iv), 8(b)(iv), or 8(d)(iii)(3), the Executive shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive or any of his dependents of obtaining such benefit or coverage by himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly in advance, without discount.

(g)           No Mitigation/ Offset. In the event of any termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. The Company may offset against amounts due the Executive under this Agreement on account of (A) any claim that the Company or any of its shareholders or Affiliates may have against him or (B) any remuneration or other benefit earned or received by the Executive after such termination except as specifically provided in Section 8(d)(iii)(3).

9.             Change of Control. In the event that a Change of Control occurs during the Term of Employment, then (i) all Company stock options issued to the Executive prior to the date hereof shall thereupon become fully vested and nonforfeitable; and (ii) the Executive shall have the continued right to exercise each outstanding vested stock option, including, without limitation, any portion of the Executive’s stock options vesting prior to or upon such Change of Control, to the extent permitted by the applicable plan or, if more favorable to the Executive, grant document. In the event that holders of Common Stock receive cash, securities, or other property in respect of their Common Stock in connection with a Change of Control transaction, the Company shall enable the Executive (if he so elects) to exercise any stock option at a time and in a fashion that will entitle him to receive in exchange for any shares thus acquired, the same consideration as is received in such Change of Control transaction by other holders of Common Stock.

10.           Indemnification.

(a)           The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant, or representative of the Company or is or was serving at the request of the Company or any of its Affiliates as a director, officer, member, employee, agent, manager, consultant, or representative of another Person or (ii) if any Claim is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by Holdings’ Certificate of Incorporation, Bylaws or Board resolutions, against any and all costs, expenses, liabilities, and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other Person and shall inure to the benefit of the Executive’s heirs, executors, and administrators. The Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Executive shall not be entitled to indemnification hereunder if any Proceeding or Claim is initiated by the Executive without the prior written consent of the Company, or if the Executive fails timely to notify the Company of his being made (or being threatened to be made) a party to any such Proceeding contemplated by this Section 10(a) and the Company is materially prejudiced by the Executive’s failure to so notify it.

(b)           Neither the failure of the Company (including the Board, independent legal counsel, or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 10(a) that the Executive has satisfied any applicable standard of conduct nor a determination by the Company (including the Board, independent legal counsel, or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c)           During the Term of Employment and for a period of six years thereafter, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive equal to at least the greater of (i) $5,000,000 per year and (ii) the coverage that the Company provides for any other present or former senior executive or director of the Company.

(d)           The Company shall be entitled to deduct or withhold from any amounts owing from the Company to the Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or the Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company elects, at the Executive’s request, to not make such deductions or withholdings, the Executive shall indemnify the Company for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

11.           Assignability; Binding Nature.

(a)           This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive), and assigns.

(b)           No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the assets and business of the Company; provided, that the assignee or transferee is the successor to all or substantially all of the assets and business of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any sale of assets and business or liquidation as described in the preceding sentence, the Company shall use its commercially reasonable efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

(c)           No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of applicable law, except as provided in Section 18(f).

12.           Representations.

(a)           Holdings, Service and Financial, jointly and severally, represent and warrant that:

(i)            Holdings, Service and Financial are duly authorized to enter into this Agreement and to perform their respective obligations hereunder and, upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of Holdings, Service and Financial, enforceable against Holdings, Service and Financial in accordance with its terms;

(ii)           Holdings, Service and Financial are corporations, each duly organized, validly existing and in good standing under the laws of the States of Delaware and Maryland, as applicable, and each having full corporate power and authority to conduct its business as such businesses are presently conducted; and

(iii)          The execution and delivery by each of Holdings, Service, and Financial of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment, or decree of any court or governmental authority to or by which Holdings, Service, or Financial is bound, or of any provision of the Certificate of Incorporation or Bylaws of Holdings, Service or Financial, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement, instrument, or document to which Holdings, Service or Financial is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of Holdings, Service or Financial.

(b)           The Executive hereby acknowledges, represents and warrants to the Company that:

(i)            the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound;

(ii)           the Executive is not a party to or bound by any undisclosed employment agreement, non-compete agreement or confidentiality agreement with any other Person;

(iii)          upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms; and

(iv)          the Executive has had ample opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement, has so consulted to the extent desired by the Executive in his sole discretion, and fully understands the terms and conditions contained herein.

13.           Covenant Not to Compete; Confidentiality; Intellectual Property, Inventions and Patents.

(a)           Covenant Not to Compete.

(i)            In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that during the course of his employment with the Company he shall become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company, and therefore, the Executive agrees that during the Term of Employment and for a period of (1) in the case of a termination by the Company without Cause or by Executive as a result of a Constructive Termination, 12 months or (2) in the case of a termination of employment for any other reason, 18 months thereafter (the “Noncompete Period”), the Executive shall not directly or indirectly (whether as an employee, consultant, investor, independent contractor, or director):

(A)          engage, enter into or attempt to enter into, or manage, control, participate in, consult with, render services for, or be employed by, a Restricted Business (as defined below) that directly or indirectly competes with the Company or any of its Subsidiaries in the United States or other jurisdictions in which the Company or any of its Subsidiaries conducts or is developing business or has demonstrable plans to conduct business; provided, however, that this clause (A) shall not apply following the expiration of the Term of Employment as a result of a notice from the Company or the Executive pursuant to Section 2; provided, further, that nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation; or

(B)           (i) induce or attempt to persuade any former or then-current employee, agent, manager, consultant, director, customer, counterparty or other business relationship of the Company or any of its Subsidiaries to terminate such employment or other relationship (including, without limitation, by making any negative or disparaging statements or communications regarding the Company or any of its Subsidiaries) or (ii) hire any Person who was an employee of the Company or any of its Subsidiaries within the 12 month period prior to the Termination Date.

(ii)           For the purposes of this Section 13, a “Restricted Business” shall mean a financial guaranty insurance, specialized surety, credit derivative and/or structured finance business, whether existing or to be formed and without regard to its claims-paying ability, or any other business which the Company or any of its Subsidiaries conducts or is developing or considering for development during the Term of Employment or on the Termination Date.

(iii)          The covenants of the Executive set forth in this Section 13 shall be null and void and without any force or effect upon the effective date of any liquidation or dissolution of the Company, it being understood that a merger or consolidation of the Company shall not be deemed to constitute a liquidation or dissolution of the Company.

(iv)          The covenants set forth above in this Section 13 shall be construed as a series of separate covenants, one for each county in each of the states of the United States or country outside the United States to which such restriction applies, subject, however, to the applicable laws of such jurisdictions.

(v)           If, at the time of enforcement of this Section 13, any arbitrator or court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that such arbitrator or court shall be authorized to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Executive acknowledges that the restrictions contained in this Section 13 are reasonable and necessary to the protection of legitimate Company interests.

(vi)          In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 13, the Executive acknowledges and agrees that the Company would suffer irreparable harm, and thus, in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to seek and obtain specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of this Section 13, the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

(b)           Confidentiality.

(i)            The Executive acknowledges that he will develop and be exposed to non-public information that is or will be proprietary to the Company and its Subsidiaries, including, but not limited to, customer lists, marketing plans, pricing data, product development plans, and other intangible information, and that the non-public information and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company and its Subsidiaries (“Confidential Information”) are the property of the Company and/or one or more of its Subsidiaries. The Executive agrees to use such information only in connection with the performances of his duties hereunder, to forever maintain such information in confidence and not to disclose to any Person or use for his own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company (“Third Party Information”) without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public or in the Company’s industry other than, in each case, as a result of the Executive’s acts or omissions; provided, however, that the Executive may disclose such information when required to by law or subpoena from a court, government agency or legislative body; provided        further, however, that the Executive shall immediately notify the Company of his receipt of any request or demand (whether through legal process or otherwise) that he provide such disclosure, and thereafter the Executive shall cooperate fully with any Company efforts to resist, restrict or modify any such request or demand. The Executive shall deliver to the Company at the Termination Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and all copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which he may then possess or have under his control.

(ii)           The Executive shall be prohibited in the course performing his duties for the Company from using or disclosing any confidential information or trade secrets that the Executive may have learned through any prior employment.

(c)           Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company and/or one or more of its Subsidiaries. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term of Employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

14.           Executive’s Cooperation.   During the Term of Employment and thereafter, the Executive shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this Section 14, the Company shall reimburse the Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts. Notwithstanding anything to the contrary contained herein, upon termination of the Term of Employment hereunder, the Executive shall, if applicable, automatically be deemed to have resigned as a director of the Board and of any board of directors (or similar governing body) of any Subsidiary of the Company.

15.           Resolution  of Disputes.    Except as specifically contemplated in this Agreement, any Claim arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination of such employment shall be resolved by binding confidential arbitration, to be held in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered by any Party in any court having jurisdiction thereof. During the resolution of any dispute under this Section 15, each Party shall bear the cost of its own attorneys’ fees and expenses. If the Executive prevails in the arbitration, then the Company shall promptly pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Executive or his beneficiaries in resolving any such Claim. If the Company prevails in the arbitration, then the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and both Parties’ attorneys’ fees and expenses, based upon the extent to which each Party prevailed in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrator.

16.           Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (a) when delivered personally to such Person, or (b) provided that a written acknowledgment of receipt is obtained, two days after being sent by prepaid certified or registered mail, or by a nationally recognized overnight courier, to the address specified below for such Person (or to such other address as such Person shall have specified by 10 days’ advance notice given in accordance with this Section 16), or (c) in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth for the Company (or to such other facsimile number as the Company shall have specified by 10 days’ advance notice given in accordance with this Section 16), with a confirmatory copy sent by certified or registered mail or by overnight courier to the Company in accordance with this Section 16.

If to the Company, to:

American Capital Access Service Corporation
140 Broadway
New York, NY 10005
Attention: General Counsel
Telephone: (212) 375-2000
Facsimile: (212) 375-2100

If to the Executive, to:

The Executive’s principal residence as shown in the records of the Company,

with a copy to:

the Executive at the Company’s address.

If to a beneficiary of the Executive, to:

The address most recently specified by the Executive or beneficiary through notice given in accordance with this Section 16.

17.           Guarantee of Obligations. Financial and Holdings are each a beneficiary of the services provided by Executive and hereby irrevocably and unconditionally guarantee the performance of all obligations of Service hereunder.

18.           Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered advisable. The Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

19.           Miscellaneous.

(a)           Entire Agreement.     This Agreement, including Exhibit A hereto, represents the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes and terminates all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto, including, but not limited to, the Former Employment Agreement and all predecessor agreements.

(b)           Severability.     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

(c)           Amendment or Waiver.     No provision in this Agreement may be amended unless such amendment is set forth in a writing signed by the Parties. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party.

(d)           Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(e)           Beneficiaries/ References.  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

(f)            Survivorship.    Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive the Termination Date.

(g)           Governing Law/Jurisdiction.     This Agreement shall be governed, construed, performed, and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

(i)            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(k)           Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH 18(L). EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY

OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN ANY UNITED STATES DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(1)           Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT, EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

SIGNATURE PAGE TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

AMERICAN CAPITAL ACCESS SERVICE
CORPORATION

By:	/s/ ALAN S. ROSEMAN
Name:
Title:

ACA CAPITAL HOLDINGS, INC.

By:	/s/ ALAN S. ROSEMAN
Name:
Title:

ACA FINANCIAL GUARANTY CORPORATION

By:	/s/ ALAN S. ROSEMAN
Name:
Title:

/s/ EDWARD U. GILPIN
EDWARD U. GILPIN

Exhibit A

GENERAL RELEASE

I, EDWARD U. GILPIN, in consideration of and subject to the performance by AMERICAN CAPITAL ACCESS SERVICE CORPORATION, a Delaware corporation (“Service”), ACA CAPITAL HOLDINGS, INC., a Delaware corporation (“Holdings”), ACA FINANCIAL GUARANTY CORPORATION, a Maryland corporation (“Financial” and, together with Holdings, Service and each of their respective subsidiaries, the “Company”), of their respective obligations under the Amended and Restated Employment Agreement, dated as of September 30, 2004 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, employees, agents, representatives, attorneys, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.             I understand that any payments or benefits paid or granted to me under Section 8(d)(iii) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 8(d)(iii) of the Agreement unless I execute and effectuate this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.             Except with respect to obligations to me under my Employment Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever, in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 as of the execution of this General Release.

5.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

6.             I agree that I will (i) forfeit all amounts payable by the Company pursuant to the Agreement and (ii) to the maximum extent permitted by applicable law, immediately return to the Company all amounts paid by the Company pursuant to Section 8(d)(iii), in each case, if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

7.             I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.             Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

9.             I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

10.           I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further represent that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I have not retained any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

11.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12.           Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.             I HAVE READ IT CAREFULLY;

2.             I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

3.             I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.             I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS AGREEMENT;

5.             I HAVE HAD AT LEAST [21] [/] [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                           , 20    TO CONSIDER IT AND THE CHANGES MADE SINCE THE                           , 20    VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART ANY REQUIRED CONSIDERATION PERIOD; [This section is only required if the Executive is over the age of 40. The 45 day period is required if at least one other person is being terminated at the same time for the same reason, i.e., a reduction in force.]

6.             I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; [This section is only required if the Executive is over the age of 40.]

7.             I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.             I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

NAME:

DATE: